Exhibit 21

SUBSIDIARIES OF ABAKAN INC.

Abakan Inc.

AMP Distributors Inc. (100% owned by Abakan)	Powdermet, Inc. (41% owned by Abakan)

MesoCoat, Inc. (51% owned by Abakan) (49% owned by Powdermet)